EXPORT-IMPORT BANK
OF THE UNITED STATES

October 14, 2014

Jaime Kniep
CFO
Versant Corporation
10 Boulder Crescent St Ste 102
Colorado Springs, Colorado, 80903-3350

Re: Versant - Costa Rica
Project Finance Letter of Interest No. LI603967XX
Expiry Date: April 14, 2015

Dear Ms. Kniep:

In response to your letter dated August 26, 2014, Ex-Im Bank is interested in participating in the financing for this project, subject to receipt of the necessary application materials, and a favorable detailed analysis of the project and its financing structure.

We understand that the sponsors propose to engineer and construct a project named Versant in Costa Rica. This indication of interest assumes the project will be structured on a limited recourse project finance basis where repayment to the lenders will depend on the financial viability of the project. The US export contract value is estimated to be $60,000,000.00, of which the US content is estimated to be $36,000,000.00. Based on these amounts, Ex- Im Bank's estimated financing package would be $36,000,000.00.

Indicative Ex-Im Bank terms and conditions are as follows:

(1) Maximum OECD Coverage. Ex-Im Bank is willing to consider providing the maximum coverage allowed under the OECD *Arrangement on Officially Supported Export Credits.* Such coverage could consist of a loan or guarantee of a commercial bank loan for up to 85 percent of the eligible US costs; the allowance of up to 15 percent foreign content incorporated into the US equipment; support for local costs of up to 30 percent of the US contract value; a repayment profile, grace period, and repayment term in accordance with OECD guidelines; capitalization of interest during construction; and comprehensive or political coverage during construction. Subject to acceptable debt-equity ratios and other metrics traditional in limited recourse financings, Ex-Im Bank will support the maximum amount of US content requested by the applicant.

(2) Interest Rates. Ex-Im Bank would provide both direct loan and loan guarantee options, as requested. Under the direct loan option, Ex-Im Bank's interest rate would be the Commercial Interest Reference Rate (CIRR), which is set at the time of first disbursement and is fixed for the

life of the loan. Note that CIRR changes on the 15th day of each month. The current CIRR for this transaction's maximum potential repayment term of 36 Semi-Annual payments from the starting point years post-construction is 3.62 percent per annum through October 14, 2014.

(3) Commitment Fee. Ex-Im Bank's commitment fee is 0.50 percent per annum, which includes one post-completion option. Each additional option would incur a commitment fee of 0.125 percent per annum. Commitment fees are charged on the undisbursed amount of the financing facility.

(4) Exposure Fee. Ex-Im Bank's exposure fee for this transaction will be based on a project-specific evaluation and cannot be determined until our full due diligence is performed. To obtain an indicative exposure fee, please follow the steps outlined on our website at: http://www.exim.gov/products/loanguarantee/projectstructuredfinance/fees-for-project-finance.cfm.

(5) Currency. The direct loan will be provided in US dollars. The guarantee may provide for US dollar loans or for loans in other currencies acceptable to Ex-Im Bank.

(6) Adverse Economic Impact. Ex-Im Bank is prohibited by statute from extending support for transactions that yield a net negative impact on the US economy. To determine whether a transaction is likely to yield a net negative impact on the US economy, Ex-Im Bank subjects applications for preliminary and final commitments to the Economic Impact procedures outlined on our website at http://www.exim.gov/generalbankpolicies/economicimpact/

(7) Environmental Guidelines. Ex-Im Bank would require compliance with all Environmental Procedures and Guidelines, which are available at: http://www.exim.gov/generalbankpolicies/environment/

(8) Iran Sanctions Certifications. For all transactions subject to approval by the Board of Directors, the Borrower and Guaranteed Lender (if any) must submit a certification with respect to activities prohibited by the Iran Sanctions Act of 1996; the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010; and the Iranian Transactions Regulations. In addition, the Borrower and/or its Controlling Sponsor must certify none of the Borrower, its Controlling Sponsor or any person owned or controlled by the Borrower or the Controlling Sponsor is subject to sanctions under the Iran Sanctions Act of 1996.

(9) Other Legal Prohibitions. As an agency of the US government, Ex-Im Bank is subject to requirements that may prohibit it from supporting otherwise creditworthy transactions. We are not aware at this time of any other policies that may affect our ability to support the transaction. Please note, however, that despite issuance of this Letter of Interest, Ex-Im Bank's support of the transaction will still be subject to all of Ex-Im Bank's legal requirements in effect at that time. If you have any questions about the legal status of the transaction, please contact Ex-Im Bank.

I am pleased to advise you that Ex-Im Bank is prepared to develop a financing offer on the basis of these elements upon receipt and favorable evaluation of the financing application. However, this Letter of Interest does not, in and of itself, constitute a commitment. Only Ex-Im Bank's Board of Directors can authorize a final commitment for a project financing. Further, any financing commitment would comply with the Ex-Im Bank Country Limitation Schedule.

Further information on Ex-Im Bank's project finance application process, lending criteria, and application information requirements can be found in the web links in attachment 1 to this letter.

We look forward to working with Versant Corporation on this project. Thank you for your interest in working with the Structured Finance Division at Ex-Im Bank.

Sincerely,

Hala El-Mohandes

Hala El-Mohandes
Vice President (Acting)
Structured and Project Finance Division

Attachment 1

Flexibility for Project Finance Transactions:
http://www.exim.gov/products/loanguarantee/projectstructuredfinance/flexibility-for-project-finance-transactions.cfm

Fees for Project Finance:
http://www.exim.gov/products/loanguarantee/projectstructuredfinance/fees-for-project-finance.cfm

Eligibility of Costs:
http://www.exim.gov/products/loanguarantee/projectstructuredfinance/eligibility-of-costs.cfm

Approach to Project Finance:
http://www.exim.gov/products/loanguarantee/projectstructuredfinance/our-approach-to-project-finance.cfm